Exhibit 2.1

AGREEMENT TO FORM A LIMITED LIABILITY COMPANY,
TRANSFER ASSETS THERETO, AND PURCHASE
UNITS OF MEMBERSHIP THEREIN

        THIS Agreement to Form a Limited Liability Company, Transfer Assets Thereto, and Purchase Units of Membership Therein (the “Agreement”) is effective as of the 28th day of July, 2005, by and among Hillandale Farms of Florida, Inc. and Hillandale Farms, Inc. (either “Members” or “Hillandale Companies”) and Jack E. Hazen, Jack E. Hazen, Jr., Homer E. Hunnicut, Jr., Orland R. Bethel and Dorman W. Mizell (the “Shareholders”). The Members and Shareholders are collectively known as the “Sellers,” and Cal-Maine Foods Inc., a Delaware corporation (“Cal-Maine”). Cal-Maine and the Sellers may hereinafter be referred to as the “Parties.” The new limited liability company which is to be formed pursuant to this Agreement shall be formed under the name Hillandale, LLC (“Company”).

        NOW, THEREFORE, in consideration of the mutual covenants and promises and of the premises and provisions contained in this Agreement, and the Parties intending to be legally bound thereby, the Parties agree:

        1.        FORMATION OF THE COMPANY.  The Parties agree to form a new limited liability company under the laws of the State of Florida, such company to be named Hillandale, LLC. The Hillandale Companies shall be the initial members of the Company for the purpose of its formation only.

        2.        GOVERNANCE AND STRUCTURE OF THE COMPANY.

                    2.1       LLC AGREEMENT.  The Parties agree to enter into a Limited Liability Company Agreement in the form and content set forth in Schedule 2.1 hereto.

                    2.2       The affairs of the Company shall be managed by a Board of Directors which shall consist of five (5) members. Three (3) members of such board shall be selected by and represent Cal-Maine. Two (2) members of the board shall be selected by and represent the Hillandale Companies. Such composition of the Board of Directors shall continue until such time as Cal-Maine has acquired all of the Units of Membership of the Company at which time the Company shall become a wholly-owned subsidiary of Cal-Maine and shall be managed in such manner as Cal-Maine shall then determine.

                    2.3.              Chief Operating Officer. The Board of Directors of the Company shall appoint a Chief Operating Officer who shall be responsible for the day-to-day operation of the Company, subject to the general control and direction of the Board of Directors. The initial Chief Operating Officer shall be Jack Hazen.. The Board of Directors shall select a Chief Operating Officer each year, along with such other officers as the Board of Directors deems necessary or appropriate and as permitted under the Limited Liability Company Agreement.

                    2.4              Units of Membership. The Company shall be authorized to issue __________ Units of Membership. Upon making the contributions to capital as set forth in paragraph 3 hereof, initially all of the authorized Units of Membership shall be issued to the Hillandale Companies with Hillandale Farms of Florida, Inc. receiving ____ Units of Membership and Hillandale Farms, Inc. receiving _______ Units of Membership.

        3.              INITIAL CONTRIBUTIONS TO CAPITALOF THE COMPANY BY THE HILLANDALE COMPANIES. Set forth on Schedules 3 and 3.1 hereto is a listing of assets and liabilities which shall be transferred to the Company by the Hillandale Companies in consideration and in exchange for the number of Units of Membership set forth in paragraph 2.4. Schedule 3 lists values for certain of the assets scheduled thereon. Such values have been agreed to by the Hillandale Companies and Cal-Maine. The assets to be transferred to the Company by the Hillandale Companies shall be free and clear of all liens or encumbrances of any nature except such liabilities as may be specifically approved by Cal-Maine and set forth in Schedules 3 and 3.1.

                    3.1       Current or Other Assets. In addition to the assets set forth on Schedule 3, the Hillandale Companies shall also transfer to the Company the assets scheduled on Exhibit 3.1.  All costs of such transfer shall be paid by the Hillandale Companies.  No value has been assigned to the current assets scheduled on Exhibit 3.1, and the value of such assets shall be established as of the Inventory Date as provided in paragraph 4 hereof.

        4.              EVALUATION OF CURRENT OR OTHER ASSETS. The assets set forth on Schedule 3.1 shall be valued as of the Saturday first following the execution of this Agreement (the “Inventory Date”). The assets to be inventoried and valued as of the Inventory Date and the manner of valuing such assets shall be as follows:

                    4.1       Packaging Materials. All packaging materials that are current and usable, including egg cartons, cases, filler flats, liners, and similar items will be valued at cost as verified by the vendor who sold the respective items to the Hillandale Companies. It is expressly agreed that damaged or obsolete packaging materials are not to be transferred to the Company nor valued.

                    4.2       Egg Inventories. On the Inventory Date, all eggs held by the Hillandale Companies will be inventoried. The price or value therefor shall be equal to the market price for the class of egg involved as of the Inventory Date adjusted to FOB plant less 1¢ per dozen.

                    4.3       Feed Inventory. All finished feed in feed bins at the layer and grower houses of the Hillandale Companies, all finished feed at the Hillandale Companies’ feed mills, and feed ingredients at such mills will be transferred by the Hillandale Companies to the Company and the value will be the market value thereof at Inventory Date.

                    4.4       Laying Hen and Replacement Pullet Flocks. All laying hens and replacement pullet flocks owned by the Hillandale Companies shall be transferred to the Company and will be valued at book value as of the Inventory Date as shown on the books of the Hillandale Companies.

                    4.5       Interest in American Egg Products. The Hillandale Companies’ interest in American Egg Products shall be deemed to be the net book value thereof as shown on the books of American Egg Products as of the accounting period Closing Date of American Egg Products nearest to the Inventory Date.

                    4.6       Quality Egg Company. The value of Quality Egg in Miami, Florida, will be fixed at its net book value as of the Inventory Date. Schedule 4.6 sets forth pertinent information concerning litigation with certain former key employees of the Hillandale Companies.

        5.              PURCHASE OF MEMBERSHIP UNITS OF THE COMPANY BY CAL-MAINE. Cal-Maine agrees to purchase from the Hillandale Companies, and the Hillandale Companies hereby agree to sell to Cal-Maine, all of the Units of Membership of the Company issued to the Hillandale Companies as provided in paragraph 2.4 above. The purchase of such Membership Units by Cal-Maine shall take place at Closing, as hereinafter defined, and in a series of Subsequent Purchases over the four-year period immediately following Closing.

                    5.1       Purchase at Closing by Cal-Maine. At Closing Cal-Maine shall purchase fifty-one percent (51%) of the Units of Interest of the Company, such fifty-one percent (51%) to be composed of ______ Units to be acquired from Hillandale Farms of Florida, Inc. and ______ Units to be acquired from Hillandale Farms, Inc. The purchase price to be paid by Cal-Maine for the Units of Membership purchased at Closing and the manner of payment shall be as set forth in paragraph 6 hereof.

                    5.2       Subsequent Purchases by Cal-Maine. After the Closing, Cal-Maine agrees to buy from the Hillandale Companies, and the Hillandale Companies agree to sell to Cal-Maine the remaining forty-nine percent (49%) of the Units of Interest of the Company (the “Subsequent Purchases”). Such Subsequent Purchases shall be made in accordance with the following schedule:

                                        5.2.1       At approximately twelve (12) months after Closing, Cal-Maine shall acquire an additional thirteen percent (13%) of the total Membership Units.

                                        5.2.2       At approximately twenty-four (24) months after Closing, Cal-Maine shall acquire an additional twelve percent (12%) of the total Membership Units.

                                        5.2.3       At approximately thirty-six (36) months after Closing, Cal-Maine shall acquire an additional twelve percent (12%) of the total Membership Units.

                                        5.2.4       At approximately forty-eight (48) months after Closing, Cal-Maine shall acquire the remaining twelve percent (12%) of total Units of Membership of the Company.

                                        5.2.5       The Subsequent Purchases by Cal-Maine as provided in subparagraph 5.2 above shall be made from the Hillandale Companies with ______% being purchased from Hillandale Farms of Florida, Inc. and _____ % from Hillandale Farms, Inc. The specified date of such purchase shall be the “Subsequent Purchase Dates.”

        6.        COMPUTATION OF PURCHASE PRICE TO BE PAID BY CAL-MAINE.

                    6.1       Closing Purchase Price. The purchase price to be paid by Cal-Maine for the fifty-one percent (51%) of the Units of Membership of the Company acquired by Cal-Maine at Closing shall be a sum equal to fifty-one percent (51%) of the total of the values shown on Schedule 3 and computed in accordance with paragraph 4.

                    6.2       Purchase Price for Purchases of Membership Units by Cal-Maine After Closing. The purchase price to be paid by Cal-Maine for purchases of Units of Membership as provided in paragraph 5.2 will be the book value of the Units of Membership purchased as of the Purchase Date computed as follows:

                                        6.2.1       The Hillandale Companies’ capital accounts will be equal to forty-nine percent (49%) of the total of the values shown in Schedule 3 and computed in accordance with paragraph 4.

                                        6.2.2       The Hillandale Companies’ capital accounts will be increased for any additional capital contributions made by the Hillandale Companies and decreased for any distributions made to the Hillandale Companies.

                                        6.2.3       The Hillindale Companies’ capital accounts will be either increased or decreased to reflect the Hillandale Companies’ proportionate share of the earnings or losses of the Company.

                                        6.2.4       The earnings and losses of the Company will be determined using the accounting policies, procedures and practices approved by Cal-Maine. Assets contributed to the Company by the Hillandale Companies in consideration for their Units of Membership will be recorded on the books of the Company at an amount equal to the initial net purchase price paid therefore by Cal-Maine at Closing. Cal-Maine agrees that until such time as the Company is wholly owned by Cal-Maine, the Company will not be allocated any “home office”expenses of Cal-Maine.

                                        6.2.5       The inventories needed to perform the purchase price computations provided in subparagraphs 6.2.1 through 6.2.4 above shall be done on Subsequent Inventory Dates which shall be the Saturday nearest twelve months, twenty-four months, thirty-six months and fourty-eight months following the Inventory Date.

                    6.3       Payment of Purchase Price. All payments of the Purchase Price by Cal-Maine shall be by wire transfer to the Hillandale Companies into such accounts as may be directed by the Hillandale Companies at Closing.

        7.       CLOSING. The Closing of the transaction contemplated hereby (the “Closing”) will take place at the offices of Cal-Maine Food, Inc., in Jackson, Mississippi, at the earliest practical date following the Inventory Date, but only after the satisfaction of all terms and conditions set forth herein.

        8.       REPRESENTATION AND WARRANTIES OF SELLERS. The Hillandale Companies, jointly and severally, and Jack Hazen, Jack E. Hazen, Jr., Homer E. Hunnicut, Jr., Orland R. Bethel and Dorman W. Mizell, to the best of their knowledge, represent and warrant to Cal-Maine, and acknowledge that Cal-Maine is relying on such representations and warranties in entering into and consummating this Agreement, that:

                    8.1       Standing. The Hillandale Companies are corporations duly organized, validly existing, and in good standing of the laws of the State of Florida and are duly qualified in all jurisdictions where their activities so require. The Hillandale Companies have the full corporate power and authority to own and transfer to the Company all of the assets of the Hillandale Companies shown on Schedules 3 and 3.1. The Hillandale Companies have full corporate power and authority to enter into this Agreement and all other Agreements contemplated hereby, and to consummate the transactions contemplated hereunder and there under. Each Shareholder has the full authority and capability to validly enter into this Agreement and to discharge such Shareholders’ duties and obligations hereunder and is not subject to any legal disability that could cause such Shareholders’ actions and obligations hereunder to not be valid.

                    8.2       Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized by all necessary corporate action of the Hillandale Companies and has been duly executed and delivered by the Hillandale Companies. The execution and delivery by the Hillandale Companies of this Agreement and the consummation by the Hillandale Companies of the transactions contemplated hereby will not conflict with nor constitute a violation of any provisions of the Articles of Incorporation or Bylaws of either Hillandale Company or any applicable law, regulation or contract to which they are subject or a party.

                    8.3       Execution and Delivery of this Agreement by Shareholders. This Agreement has been duly executed and delivered by the Shareholders. The execution and delivery by Shareholders of this Agreement and the consummation by the Shareholders of the transactions contemplated hereby will not conflict with or constitute a violation, breach or default under any applicable law, regulation, contract or trust agreement, and the Shareholders are not subject to any legal disability or impediment that would prevent their executing and consummating this Agreement.

                    8.4       Financial Statements. The Sellers shall provide Cal-Maine with financial statements of the Hillandale Companies as of the Inventory Date.

                                        8.4.1       Such financial statements shall be audited by Douglas, Douglas and Farnsworth, Independent Certified Public Accountants.

                                        8.4.2       Such financial statements shall be certified as true and correct and as accurately presenting the financial conditions of the Hillandale Companies as of the Inventory Date by the Presidents and the Boards of Directors of each of the Hillandale Companies.

                                        8.4.3       The Hillandale Companies shall, until the Closing, maintain all of their books and records on an accounting and financial basis consistent with past practices.

                                        8.4.4       Cal-Maine shall have the right during the 90 day period following receipt of such financial statements to review the auditors’ work papers in order to confirm any post Closing adjustment to the purchase price computed pursuant to paragraphs 6.1 and 6.2.  Any needed adjustment, either as a result of such review of auditor’s work papers or as a result of any unrecorded liabilities, will be made by either increasing or decreasing the purchase price to be paid by Cal-Maine on the first Subsequent Purchase.

                    8.5       Real and Personal Property. The Hillandale Companies own and have good and merchantable title to the respective real and personal property, plant and equipment as shown on Schedules 3 and 3.1, free and clear of any defects of title (except for taxes not yet due and payable). All assets used by the Hillandale Companies which are to be transferred to the Company are in good and serviceable condition for the purpose for which they shall be employed. All assets shown in Schedules 3 and 3.1 are to be transferred to the Company free and clear of any lien or encumbrance of any nature, except as disclosed on Schedules 3 and 3.1 and agreed to by Cal-Maine.

                    8.6        ENVIRONMENTAL MATTERS.

                                        8.6.1       Compliance. The Hillandale Companies and the assets to be transferred by the Hillandale Companies to the Company are in compliance with all applicable Federal, State and Local laws, rules, regulations, ordinances and requirements relating to the environment.

                                        8.6.2       Hazardous Waste. The Hillandale Companies have never generated, transported, stored or disposed of any “hazardous waste” (as hereinafter defined) on any real property to be transferred by the Hillandale Companies to the Company and such real property and assets do not contain any hazardous waste. “Hazardous Waste” for the purposes of this Agreement shall include, without limitation: (1) hazardous substances or hazardous waste as those terms are defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. § 6901 et seq., and any other applicable Federal, State or Local law, rule or regulation, ordinance or requirement, all as amended or hereinafter amended; (2) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (3) any radioactive material, including without limitation any source, special nuclear or by-product material as defined in 42 U.S.C.A § 2011, et seq. and; (4) asbestos or any asbestoform minerals in any form or condition.

                                        8.6.3       Environmental Survey. At least seven (7) days prior to Closing, the Sellers at the cost of the Hillandale Companies shall deliver to Cal-Maine a phase 1 environmental survey from a company acceptable to Cal-Maine showing the assets to be transferred by the Hillandale Companies to the Company to be in such environmental condition as to be acceptable to Cal-Maine’s lender. Such survey shall be addressed to Cal-Maine and such other entities or parties as Cal-Maine may subsequently designate.

                    8.7       Contracts. Except for this Agreement and any Agreement contemplated hereby, and such Agreements, Contracts or commitments as are shown in Schedule 8.7, or other Schedules of this Agreement, neither the Hillandale Companies nor the assets being transferred by the Hillandale Companies to the Company is a party to, or subject to any:

(a)	Written employment contract for the employment of any officer or employee which is not terminable without penalty and without payment to them to perform future services on thirty (30) days (or less) notice;

(b)	Collective Bargaining Agreement or other Agreement with any labor union or labor organization;

(c)	Agreement, indenture or other instrument related to the borrowing of money or the guarantee of any obligation for the borrowing of money;

(d)	Contract for the purchase of inventory materials, supplies, service, equipment or any item or items involving and in consideration of more than $1,000 per Contract or series of related Contracts and continuing over a period of twelve (12) months from the date of this Agreement;

(e)	Lease of personal property involving a consideration of more than $5,000 per lease or series of leases which has a term, including renewal options exercisable by any other party thereto, ending more than twelve (12) months after the date of this Agreement.

                    8.8       Licenses and Permits. The Hillandale Companies have all governmental licenses, franchises, permits, privileges, immunities, approvals and other governmental authorizations (the “Governmental Authorizations”) necessary to permit the Hillandale Companies to conduct their businesses as the same are now conducted. The Hillandale Companies shall use all reasonable efforts to cause the governmental authorizations to continue in effect through and including the Closing Date and to be transferred to the Company where possible to cause the Company to be duly permitted and certified to conduct in its name the operations and businesses theretofore conducted by the Hillandale Companies. There are no citations, enforcement claims, or other notices alleging the violation of any law, governmental authorization, or regulation which have not been resolved or settled, except as shown on Schedule 8.8.

                    8.9       Tax Returns and Payments. The Hillandale Companies have timely filed all Federal, State, Foreign and Local income, real and personal property, employment and all other tax returns, reports and declarations of estimated tax or estimated tax deposit forms, tax information and reports required to be filed through December 31, 2004 and have paid all taxes, interest and penalties which have become due pursuant to such returns and reports or pursuant to any assessment received by either of them except for any taxes which are disclosed on Schedule 8.09 hereto, the validity of which the Hillandale Companies may be contesting in good faith and appropriate proceedings. Where such returns and reports have not been audited and approved or settled, there has not been any new waiver or extension of any applicable statute of limitations, and neither Hillandale Companies nor the Shareholders have received any notice of deficiency or adjustment.

    8.10       Employee Benefit Plans. Schedule 8.10 to this Agreement is a list of all pension plans, as defined in Section 3.2 of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by the Hillandale Companies (the “Plans”) covering their employees and all bonus, profit sharing, option, or other type of employee benefit plans, arrangements with employees for bonuses, incentive compensation, deferred compensation, vacations, severance pay, retirement insurance or other employee benefits maintained by the Hillandale Companies in which their employees are participating. Copies of all Plans described in the preceding sentence have been delivered to Cal-Maine. The Plans are qualified under § 401(a) of the Internal Revenue Code of 1986 as amended (the “Code”) and the related Trusts are exempt under § 501(a) of the Code. None of the Plans have accumulated any funding deficiency (as defined in ERISA and § 412 of the Code) whether or not waived, and until the Closing Date all contributions to the Plan as necessary to satisfy the minimum funding requirements under ERISA have been and will be made prior to the date they are due. Except as set forth in Schedule 8.10; (1) there has been no violation of the reporting and disclosure requirements imposed under ERISA or the Code for which any penalty in a material amount has been or may be imposed with respect to any Plan; (2) no Plan has any liability of any nature other than for routine payments to be made in due course to participants and beneficiaries; (3) No event has occurred which would constitute a prohibited transaction under section 406 of ERISA; (4) there are no lawsuits or claims which have been or will be, prior to Closing, asserted or instituted against the assets of any trust under the Plans or against of the Plans; (5) there are no investigations pending by any governmental authority of the assets of any trust under the Plans or against any of the Plans; and (6) none of the Plans is a “Multi-Employer Plan” as defined in section 3(37) of ERISA, as amended by the Multi-Employer Pension Plan Amendment Act of 1980. It is expected that the Plans will be transferred to and continued by the Company.

                    8.11       Certificate of Limited Liability Company and Limited Liability Company Agreement. Attached as Schedule 8.11 to this Agreement are true and correct copies of the Limited Liability Articles of Organization of the Company and a true and correct copy of the Limited Liability Company Agreement of the Company.

                    8.12       Capitalization. The Company is authorized to issue 1,000 Units of Membership all of which will be issued to and owned, free and clear of all liens and encumbrances, by the Hillandale Companies at Closing (the “Membership Units” or “Units of Membership”). All the Membership Units will have been validly issued and will be fully paid and non-assessable at Closing. The Company, at Closing, will have no outstanding subscription, option, warrant, calls or commitment of any kind relating to the Membership Units, and the Company will not have issued any securities, with the exception of the Units of Membership to be issued to the Hillandale Companies.

                    8.13       Ownership of Membership Units. At Closing Hillandale Farms of Florida, Inc. will own _____ Membership Units and Hillandale Farms, Inc., at Closing, will own _______ Units of Membership of the Company. Each of the Hillandale Companies will be the true and lawful owner of their Membership Units as aforesaid and, as of Closing, each Hillandale Company will have full right and power of authority to sell, transfer, and deliver the Membership Units to Cal-Maine. No Member will at Closing have knowledge of any adverse claim affecting its Membership Units or the Membership Units owned by any other Member, and there are no notations of any adverse claim marked on the certificates for the Membership Units. At the Closing, and at the time of Subsequent Purchases, Cal-Maine will acquire the Membership Units free and clear of any security interest, mortgage, adverse claims, liens or encumbrances of any nature or description. There will be no equity interest in the Company other than the Membership Units and no provisions of the Articles of Incorporation or Bylaws of the Hillandale Companies or of any contract, trust agreement, mortgage indenture or other agreement or instruments to which the Hillandale Companies are a party or by which any of them are bound or to which the Hillandale Companies or any of their properties are subject, which requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transaction contemplated by this Agreement.

                    8.14       Consent of Shareholders. No provision of any contract, trust agreement, mortgage indenture or other agreement as to which any Shareholder is a party or by which any Shareholder is bound or to which any of the properties of any Shareholder is subject requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transactions contemplated by this Agreement.

                    8.15       No person or entity is entitled to any brokerage fee or commission or other like payment in connection with the negotiations relating to, or the transactions contemplated by this Agreement, based on any Agreement, arrangement or understanding with (a) the Hillandale Companies or any of the Hillandale Companies’ respective officers, directors, shareholders, agents or employees, or (b) any of the Shareholders.

                    8.16       Accuracy. No representation or warranty made by the Hillandale Companies or any of the Shareholders in this Agreement and no statement made by them on their behalf in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Cal-Maine or necessary to enable Cal-Maine to be accurately informed as to the status and condition of the Hillandale Companies, their assets or the Shareholders.

                    8.17       Bad Debts. The financial statements to be provided pursuant to paragraph 8.4 shall provide for a reserve for bad debts. In the event any receivable of the Hillandale Companies transferred to the Company as an asset are uncollected by the Company at one hundred and eighty (180) days after Closing, the amount of such uncollected receivables, to the extent such uncollected receivables exceed, or are less than, the aforesaid reserve for bad debts, shall be credited against, or added to the first payment, from Cal-Maine to the Hillandale Companies as purchase price for Subsequent Purchases.

                    8.18       Lack of Acceleration.  Neither the execution of this Agreement, nor any act or condition required or contained herein on the part of the Hillandale Companies or the Shareholders shall cause any obligation of the Hillandale Companies to become due or acceleratable by any action called for or permitted under the terms of this Agreement, including but not limited to the payment of money.

        9.              REPRESENTATIONS AND WARRANTIES OF CAL-MAINE. Cal-Maine represents and warrants to the Sellers, and acknowledges that the Sellers rely on such representations and warranties in entering into the proceeding under this Agreement that:

                    9.1       Corporate Standing. Cal-Maine is a Corporation duly organized, validly existing and in good standing of all the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and all other Agreements contemplated by this Agreement and to consummate the transactions contemplated herein and thereafter.

                    9.2       Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized, and all necessary corporate actions of Cal-Maine have been duly executed and delivered by Cal-Maine. The execution and delivery of this Agreement by Cal-Maine and the consummation by Cal-Maine of the transactions contemplated hereby will not conflict with or constitute a violation of any provisions of the Articles of Incorporation or Bylaws of Cal-Maine or conflict with or constitute a violation, breach or default on any material contract, trust agreement, mortgage indenture or other agreements or instruments to which Cal-Maine is a party or by which Cal-Maine is bound or to which Cal-Maine or any of its properties are subject.

                    9.3       BROKERS. No person or entity is entitled to any brokerage or finder’s fee or commission or other like payments in connection with the negotiations relating to or the transactions contemplated by this Agreement based upon any agreement, arrangement or understanding with Cal-Maine or any of Cal-Maine’s respective officers, directors, agents or employees.

        10.              CHANGE IN CIRCUMSTANCES. From the date of this Agreement until the Closing the Parties shall promptly notify all other Parties upon receipt of actual notice or knowledge of any fact which would make any representation or warranty contained in this Agreement untrue in any material respect.

        11.              OBLIGATIONS OF SELLERS PRIOR TO CLOSING. From the date of this Agreement until the Closing Date the Sellers shall use all reasonable efforts to:

                    11.1       Afford Cal-Maine, its accountants and other representatives free access during normal business hours to the offices, equipment, property, records, files, contracts, agreements, books of account, minute books, deeds, insurance policies, tax returns and records and files of every nature of the Hillandale Companies and furnish Cal-Maine with all information concerning the business and properties of the Hillandale Companies as Cal-Maine shall reasonably request.

                    11.2       Conduct the business of Hillandale Companies in ordinary course and in accordance with customary practices, preserve their business organization intact, and retain substantially all present employees, and preserve the goodwill of their suppliers, customers and others having business relations with them.

                    11.3        Continue in force all policies of insurance, bonds, surety contracts and guaranties.

                    11.4         Not increase the rate of compensation, bonus or any benefit to any employee without the prior written consent of Cal-Maine or enter into any employment agreement with any person unless they have the right to terminate such employment agreement without liability.

                    11.5       Not amend the Certificate of Formation of the Company or its Limited Liability Company Agreement without the written consent of Cal-Maine.

                    11.6         Not knowingly take any action or omit to take any action which in the exercise of reasonable care the Hillandale Companies and the Shareholders should have known would result in a material violation by the Hillandale Companies of any law applicable to this transaction or cause a material breach by the Hillandale Companies of any material representations and warranties of the Hillandale Companies and Shareholders set forth in this Agreement or any material lease, agreement, contract or commitment to which the Hillandale Companies are parties.

                    11.7       Cause the Company to obtain all consents by third parties required to permit the Company to conduct the business as previously conducted by the Hillandale Companies and to obtain any and all governmental authorizations or permits which are necessary for the Company’s operation of its business and the utilization of its assets acquired from the Hillandale Companies.

                    11.8       Title Insurance and Uniform Commercial Code. At least ____ days prior to Closing the Sellers shall at the cost of Hillandale Companies deliver to Cal-Maine binders of title insurance on all real property to be conveyed to the Company showing such title to be in such conditions as is acceptable to Cal-Maine and the results of a Uniform Commercial Code search of the Hillandale Companies showing the other assets of the Hillandale Companies being transferred to the Company to be free and clear of all liens or encumbrances except for such liens or encumbrances as are acceptable to Cal-Maine. All ad valorem taxes on property to be transferred to the Company shall be prorated and reserved between Grantor and Grantee as of the Inventory Date.

                    11.9       Tax Elections. The Hillandale Companies, on their own behalf, as members of the Company, and the Company will make such tax elections so as to permit Cal-Maine to receive a tax basis in its Units of Membership of the Company at least equal to the purchase price paid by Cal-Maine for such Units.

        12.              OBLIGATION OF CAL-MAINE PRIOR TO CLOSING. From the date of this Agreement until Closing, Cal-Maine shall: (a) not knowingly take any action or omit to take any action which would result in a material violation by Cal-Maine of any law applicable to this transaction or cause a material breach by Cal-Maine of any of its representations and warranties set forth herein, and (b) use all reasonable efforts to obtain all consents by third parties and all government authorizations which are necessary for the Company to own and operate its business following the Closing.

        13.              CONDITIONS PRECEDENT TO CAL-MAINE’S OBLIGATION. The obligation of Cal-Maine to consummate at the Closing and on the Subsequent Purchase Dates the transactions contemplated in this Agreement will be subject to the satisfaction of each of the following conditions by the time required but no later than on or prior to the Closing Date, or the Subsequent Purchase Date as the case may be, unless expressly waived by Cal-Maine.

                    13.1       Opinion of Counsel. Cal-Maine shall have received the opinion of Taylor and Taylor of Keystone Heights, Florida, dated the Closing Date, substantially in form acceptable to Cal-Maine.

                    13.2       Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respect on and of the Closing Date and on and as of the Subsequent Purchase Date as if made, on and as of such date, except for changes resulting from the ordinary course of the Hillandale Companies’ business or as contemplated by this Agreement, and the Sellers shall have delivered to Purchaser a certificate respectively signed by the President of the Hillandale Companies and by the Shareholders dated the Closing Date to such effect.

                    13.3       Performance of this Agreement. The Sellers shall have performed and observed in all material respects the covenants, conditions and obligations set forth in this Agreement prior to or on the Closing Date, and the Sellers shall have delivered to Cal-Maine a certificate respectively signed by Sellers to that effect and dated the Closing Date.

                    13.4       Litigation. No action or proceeding shall have been instituted or threatened against the Hillandale Companies or the assets to be transferred to the Company or against the Shareholders, which reasonably could have a material and adverse effect on the business of the Company; no action or proceeding shall have been instituted or threatened against any of the parties to this Agreement or their directors or officers, before any court or government department, agency or commission to restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby; and no party to this Agreement shall have received written notice from any court or governmental department, agency or commission of its intention to institute any action or proceeding to restrain or enjoin or commence any investigation (other than a routine letter of inquiry) into the consummation of this Agreement and the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions being consummated, which, in the opinion of Cal-Maine would make it inadvisable to consummate such transaction.

                    13.5       Delivery of Certificates of Membership. The Hillandale Companies shall have tendered certificates representing fifty-one percent (51%) of the Units of Membership outstanding as of the date of Closing.

        14.              CONDITION TO THE SELLER’S OBLIGATION. The obligation of the Sellers to consummate on Closing and on Subsequent Purchase Dates the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions at the time required but prior to the Closing, or Subsequent Purchase Date, unless expressly waived by the Sellers.

                    14.1       Opinion of Counsel for Cal-Maine. The Seller shall have received the opinion of YoungWilliams P.A. dated the Closing Date substantially and in form acceptable to the Sellers.

                    14.2       Representations and Warranties. The representations and warranties of Cal-Maine contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and on the Subsequent Purchase Dates, except for changes resulting from the ordinary course of the Company’s business or as contemplated by this Agreement, and Cal-Maine shall have delivered to the Sellers a certificate to that effect duly signed by a duly authorized officer of Cal-Maine dated the Closing Date.

                    14.3       Performance of this Agreement. Cal-Maine shall have performed and observed in all material respects its covenants, conditions and obligations set forth in this Agreement prior to or on the Closing Date, and Cal-Maine shall have delivered to the Sellers, a certificate signed by a duly authorized officer of Cal-Maine and dated the Closing Date to such effect.

        15.        INDEMNIFICATION.

                    15.1       Indemnification by Sellers. For a period of four (4) years after the Closing Date or until Cal-Maine has paid for the Subsequest Purchases, each Seller shall, as to those representations, warranties, covenants and agreements which are made herein by that Seller, indemnify, defend and hold Cal-Maine harmless against and in respect of:

(a)

any damage, deficiency or costs resulting from any misrepresentation, omission or breach of warranty or non-fulfillment of any covenant or agreement on the part of such Seller under this Agreement, or any omission or inaccuracy in any schedule hereto or any document to be delivered to Cal-Maine by such Seller hereunder, including but not limited to representations as to environmental matters; and

(b)	Any claim, action, suit, proceeding, demand, judgment, assessment, cost or expense, including reasonable attorney’s fees incident to the foregoing.

(c)	Any insurance proceeds received by Cal-Maine from any indemnitors’ coverage shall be credited against the underlying indemnity obligation.

                    15.2       Indemnification by Cal-Maine. For a period of four (4) years after the Closing Date or until Cal-Maine has paid for the Subsequent Purchases, Cal-Maine shall, as to those representations and warranties which are hereunder made or agreed to by Cal-Maine, indemnify and hold Sellers harmless from and against and in respect of:

(a)

Any damage, deficiency or cost resulting from any misrepresentation, omissions or breach of warranty or any non-fulfillment of any covenant or agreement on the part of Cal-Maine under this Agreement or omission or inaccuracy in any document to be delivered to the Sellers by Cal-Maine hereunder; and

(b)	any claim, action, suit, proceeding, demand, judgment assessment cost or expenses including reasonable counsels’ fees incident any of the foregoing.

(c)	Any insurance proceeds received by Sellers from any indemnitors’ coverage shall be credited against the underlying indemnity obligation.

                    15.3       Indemnification Procedures. A party seeking indemnification (the “Indemnitee”) shall use all reasonable efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs, and expenses (including without limitation taxes and attorney fees) in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification but in no event later that (a) 30 days after service of process in the event litigation is commenced against the Indemnitee by a third party, or (b) 30 days after the Indemnitee becomes aware of circumstances, not involving the commencement of litigation by a third party, which may give rise to a claim for indemnification. No such notice of assertion of a claim shall satisfy the requirements of this paragraph 15.3 unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is made, to the extent known to Indemnitee. The Indemnitee shall consult with the Indemnitor with respect to the payment, settlement, or defense of any claims, action, suit, proceeding, or demand. If any action or proceeding shall be brought against the Indemnitee in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor a period of 30 days to decide whether to defend such liability or claim. During such period the Indemnitee shall take all reasonable steps to protect the interests of itself and the Indemnitor, including the filing of necessary responsive pleadings, the seeking of emergency relief, or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. If the Indemnitor determines that it shall defend such action or proceeding, the Indemnitor shall defend such action or proceeding at its expense, using counsel selected by any insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by the Indemnitor and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times as to the status of the defense and shall consult with the Indemnitee prior to settlement of any indemnified matter. In the event the Indemnitee has a claim or claims against any third party growing out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims, and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

        16.              SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All representations, warranties and covenants by any of the Parties in this Agreement contained herein or in any Certificate or other instrument delivered by or on behalf of any Party hereto shall be continuous and survive closing for the period set forth in paragraphs 15.1 and 15.2.

        17.              RECORDS AND FURTHER ASSURANCES. From time to time prior to or after the Closing the Sellers will execute all such instruments as Cal-Maine, being advised by Counsel, shall reasonably request in connection with and in carrying out the intents and purposes hereof in all transactions contemplated by this Agreement including, without limitation, the execution and delivery of confirmatory and other instruments in addition to those to be delivered on the Closing Date and any and all actions which may be reasonably necessary and desirable to complete the transactions contemplated hereby.

        18.              POST CLOSING MATTERS. The Parties acknowledge and agree that post closing:

                    18.1       Cal-Maine will utilize a term loan to fund up to 70% of the total purchase price of the Units of Membership being acquired by Cal-Maine.

                    18.2       Certain of the assets of the Company will be loaned to Cal-Maine to use as collateral to secure the loan referenced in paragraph 18.1.

                    18.3       The Company will not be permitted to use the cash basis of accounting but may use the “farm price method” in its accounting practices.

        19.              PUBLIC STATEMENTS. Cal-Maine is a publicly traded company and as such is subject to various rules and regulations promulgated by the Securities and Exchange Commission of the United States, including the requirement that upon the execution of this Agreement such action is required to be publicly announced. Prior to Cal-Maine making the public announcement and filings with the Securities and Exchange Commission as required by law, the Sellers shall not make any public announcement or statement concerning the execution of this Agreement. Cal-Maine will cooperate with Sellers in preparing the necessary public announcement and press release relative to the execution of this Agreement.

        20.               CONFIDENTIALITY. Unless and until the Closing of the transactions contemplated hereby have occurred, and except as may be otherwise required by applicable law, the Parties shall cause their employees, agents and representatives to maintain in confidence and not otherwise use or disseminate information, documents and data furnished to them or to any person or entity in connection herewith.

        21.              REMEDIES. The Parties acknowledge that there may not be an adequate remedy at law for breach of this Agreement and that in addition to any other remedies available to the Parties, injunctive relief may be granted to any Party entitled to such relief.

        22.              NOTICES. All Notices, requests, consents or other communications required or permitted hereunder shall be in writing and be mailed first class registered or certified mail postage prepaid or sent by overnight carrier and delivered to:

If to Sellers:	If to Cal-Maine:
Jack Hazen	Fred Adams
P.O. Box 2109	Cal-Maine Foods, Inc
Lake City, FL 32056-2109	P. O. Box 2960
Jackson, MS 39207

with a copy to:	with a copy to:
James J. Taylor, Jr.	James H. Neeld, III
P.O. Box 2000	YoungWilliams P.A
Keystone Heights, Fl 32652	P.O. Box 23059
Jackson, MS 39225-3059

    23.        ARBITRATION.

                    23.1       Scope of Arbitration. Any controversy or claim arising out of or relating to this Agreement is to be resolved by arbitration.

                    23.2        Rules of Arbitration. The arbitration is to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                    23.3       Appointment of Arbitrators. The arbitration is to be held before a panel of three arbitrators, each of whom must be independent of the parties. No later than 15 days after the arbitration begins, each party shall select an arbitrator and request the two selected arbitrators to select a third neutral arbitrator, which must be done on or before the 10th day after the second arbitrator was selected. Before beginning the hearings, each arbitrator must provide an oath or undertaking of impartiality.

                    23.4        Scope of Arbitrators’ Authority.

(i)	Interim Relief. Either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party. By doing so, that party does not waive any right or remedy under this Agreement. The interim or provisional relief is to remain in effect until an arbitral tribunal is established.

(ii)	Punitive Damages. The arbitrators will have no authority to award punitive damages or other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement.

                    23.5       Time Limitation. Any arbitration proceeding under this Agreement must be commenced no later than one year after the controversy or claim arose. Failure timely to commence an arbitration proceeding constitutes both an absolute bar to the commencement of an arbitration proceeding with respect to the controversy or claim, and a waiver of the controversy or claim.

                    23.6       Costs and Expenses of Arbitration. Each party will bear its own costs and expenses with respect to any disputes arising under this Agreement; provided, however, that the Parties shall each bear one-half (1/2) of the fees paid to the arbitrators for their services.

                    23.7       Choice of Law. The arbitrators are to interpret all controversies and claims arising under or relating to this Agreement in accordance with the laws of the State of Florida, without regard to its choice of laws principles.

                    23.8        Venue. The arbitration is to be conducted in Jacksonville, Florida.

                    23.9       Submission to Jurisdiction. Each party shall submit to any court of competent jurisdiction for purposes of the enforcement of any award, order or judgment. Any award, order or judgment pursuant to arbitration is final and may be entered and enforced in any court of competent jurisdiction.

    24.              ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, constitute and contain the entire Agreement of the Parties with respect to the transactions contemplated hereby and supersede any prior writing by the Parties. This Agreement may be amended in writing by agreement of the Parties, or by written Agreement, the parties may waive any provision hereof.

    25.        SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of the Agreement or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable shall not be affected and shall be valid and enforceable to the fullest extent permitted by law.

    26.        COUNTERPARTS. This Agreement will be executed concurrently in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all of which taken together shall constitute one in the same Agreement.

    27.        EXPENSES. Hillandale Companies shall pay any and all fees and expenses that they may incur in connection with the negotiation, preparation and execution of this Agreement, the Closing, or other transactions contemplated hereby. Cal-Maine shall pay any and all fees and expenses that it may incur in connection with the negotiation, preparation and execution of this Agreement, the Closing or the other transactions contemplated hereby.

    28.        SCHEDULES. The Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement at the point first mentioned.

    29.        RELEASE OF PERSONAL GUARANTIES OF SHAREHOLDERS. Cal-Maine will exert its best efforts to cause the personal guaranty of any Shareholder which guarantees any obligation transferred to the Company under the terms of this Agreement to be released as soon as practical after Closing.

        IN WITNESS WHEREOF the Parties hereto have executed this Agreement effective as of the date set forth in the initial paragraph hereof.

HILLANDALE FARMS OF FLORIDA, INC.

By: /s/ Jack E. Hazen
President

HILLANDALE FARMS, INC.

By: /s/ Jack E. Hazen
President

/s/ Jack E. Hazen
Jack E. Hazen

/s/ Jack E. Hazen, Jr.
Jack E. Hazen, Jr.

/s/ Homer E. Hunnicut, Jr.
Homer E. Hunnicut, Jr.

/s/ Orland R. Bethel
Orland R. Bethel

/s/ Dorman W. Mizell
Dorman W. Mizell

CAL-MAINE FOODS, INC.

By: /s/ Fred R. Adams, Jr.
Fred R. Adams, Jr.,
Chief Executive Officer

INDEX — SCHEDULES TO THE AGREEMENT

1.	Schedule 2.1 – Limited Liability Company Agreement

2.	Schedule 3 – List of Values of Certain Assets

3.	Schedule 3.1 – List of Assets and Liabilities to be Transferred and Assumed*

4.	Schedule 4.6 – Litigation with Certain Former Key Employees of the Hillandale Companies*

5.	Schedule 8.7 – Contracts*

6.	Schedule 8.8 – Licenses and Permits*

7.	Schedule 8.9 – Tax Returns and Payments*

8.	Schedule 8.10 – Employee Benefit Plans*

9.	Schedule 8.11 – Certificate of Limited Liability Company and Limited Liability Company Agreement*

* The Schedules to the Agreement marked with an asterisk have been omitted from this filing. Cal-Maine agrees to provide a copy of any omitted schedule to the Commission upon request.

SCHEDULE 2.1

See form of Operating Agreement for Hillandale, LLC, attached as Attachment 2.1-1.

_______________________________, LLC

OPERATING AGREEMENT

Effective ___________________, 2005

OPERATING AGREEMENT

        THIS OPERATING AGREEMENT is made and entered into as of __________________, 2005 (the “Effective Date”), by and among the undersigned Members who, in consideration of the mutual covenants herein contained, agree as follows:

ARTICLE I

DEFINITIONS

     1.01        Defined Terms. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Act” shall mean the_____________________ Limited Liability Company Act as now in effect and as amended or superseded from time to time.

(b) “Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

    (c)            “As Converted Basis” shall mean, when referring to allocations, prorations or similar calculations with respect to Common Units, the number of Common Units outstanding on the applicable date assuming the conversion of all outstanding convertible securities, provided, however, outstanding warrants, options or other rights to subscribe for or purchase any Membership Interests shall not be taken into account except as may be expressly provided for herein.

    (d)            “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of __________________are authorized or required by law or executive order to close.

(e) “Board or Board of Directors” shall mean the group of Directors selected in accordance with Article IV herein and given the authority set forth herein.

(f) “Capital Account” as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article IX.

(g) “Capital Contribution” shall mean any contribution to the capital of the Company in cash, property or services by a Member whenever made.

    (h)            “Certificate” shall mean the Articles of Organization of the Company, as filed with the Secretary of State of the State of __________________and as the same may be amended from time to time. (i) “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(j) “Common Units” shall have the meaning set forth in Section 1.01(bb).

    (k)            “Company” shall refer to “___________________________” If “Company” is used in reference to the Code or any Treasury Regulation, then for purposes of applying the Code or Treasury Regulation, “Company” shall be understood to constitute a “partnership.”

    (l)            “Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments: (i) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

    (m)            “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such Reserves as the Directors deem reasonably necessary to the proper operation of the Company’s business.

    (n)            “Economic Interest” shall mean a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members.

(o) “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

(p) “Effective Date” is defined in the preamble of this Agreement.

    (q)            “Entity” shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, unincorporated entity, cooperative or association or any foreign trust or foreign business organization.

(r) “Fiscal Year” shall mean the Company’s fiscal year, which shall end on the last day of December of each year.

    (s)            “Gifting Member” shall mean any Member or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest or Economic Interest.

    (t)            “Majority Interest” shall mean one or more units of voting Membership Interests which taken together exceed fifty percent (50%) of the voting rights of Membership Interests present at any meeting and entitled to vote at which a quorum is present.

    (u)            “Member” shall mean each party who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be. If “Member” is used in reference to the Code or any Treasury Regulation, then for purposes of applying the Code or Treasury Regulation, a “Member” shall be understood to constitute a “partner.”

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    (v)               “Membership Interest” shall mean a Member’s entire interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act. Membership Interests shall be denominated in units and the total number of units of Membership Interests which the Company shall have authority to issue is ________________________ units of Common Membership Interests (“Common Units”).

    (w)               “Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with Section 10.05 at the close of each fiscal year.

(x) “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

    (y)               “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Members for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company’s business.

(z) “Resigning Member” shall have the meaning set forth in Section 13.01(d).

(aa) “Securities Acts” shall have the meaning set forth in Section 16.15.

    (bb)               “Selling Member” shall mean any Member or Economic Interest Owner which sells, assigns, pledges, hypothecates or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

(cc) “Transferring Member” shall collectively mean a Selling Member and a Gifting Member.

    (dd)               “Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

    (ee)               “Withdrawal Event” shall mean the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which constitutes an event of disassociation of a Member as provided in the Act.

(ff) “'33 Act” shall have the meaning set forth in Section 8.08(b).

    1.02        Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. Terms used herein that are defined in the Act, unless otherwise defined herein, shall have the meanings specified in the Act.

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ARTICLE II

FORMATION OF COMPANY

    2.01        Formation. On ______________________, 2005, _________________, acting in his capacity as the attorney for the Company, organized the Company as a ________________________limited liability company by executing and delivering the Certificate to the _________________Secretary of State in accordance with and pursuant to the Act.

     2.02        Name. The name of the Company is "_____________________". The name of the Company may be amended from time to time by the Directors.

    2.03        Principal Place of Business. The principal place of business of the Company within the State of _____________________ shall be at _______________________________________________, The Company may locate its places of business and registered office at any other place or places as the Directors may from time to time deem advisable.

    2.04        Registered Office and Registered Agent. The registered agent for service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Board of Directors may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Directors shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

    2.05        Term. The term of the Company shall begin with the date of filing of the Certificate with the Secretary of State of the State of __________________, and shall continue perpetually, unless the Company is earlier terminated in accordance with either the provisions of this Agreement or the Act.

ARTICLE III

BUSINESS OF COMPANY

     3.01        Permitted Businesses. The business of the Company shall be:

(a) To engage in any lawful act or activity for which limited liability companies may be organized under the Act.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act.

(c) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

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ARTICLE IV

BOARD OF DIRECTORS

    4.01        General Powers. Except as may otherwise be provided by law, by the Certificate or by this Agreement, the property, affairs and business of the Company shall be managed by or under the direction of the Board of Directors, and the Board of Directors may exercise all the powers of the Company.

    4.02        Number and Term of Office. The number of Directors may be modified from time to time by resolution of the Board of Directors, but in no event shall the number of Directors be less than one. The initial number of Directors constituting the Board of Directors shall be ___________________. Each Director (whenever elected) shall hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

    4.03        Election of Directors. Except as set forth in the Certificate and as otherwise provided in Sections 4.12 and 4.13 of this Agreement, the Directors shall be elected at each annual meeting of the Members. If the annual meeting for the election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon thereafter as convenient but in no event longer than 60 days following the designated date or, if no such date is designated for the applicable year, no longer than 60 days following the anniversary of the last annual meeting date.

    4.04        Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the Members at the place of such annual meeting of the Members. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of_________________) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telegram, facsimile or cable, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him at his usual place of business, or shall be delivered to him personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

    4.05        Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or, in the event of his absence or disability, by the Chief Operating Officer, at such place (within or without the State of __________________), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on 24 hours’ notice, if notice is given to each Director personally or by telephone or facsimile, or on five days’ notice, if notice is mailed to each Director, addressed to him at his usual place of business. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

    4.06        Quorum; Voting. At all meetings of the Board of Directors, the presence of Directors representing a majority of the duly elected Directors then on the Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law or the Certificate, a majority vote of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

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    4.07        Adjournment. By majority vote of the Directors present, whether or not a quorum is present, such Directors may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 4.05 shall be given to each Director.

    4.08        Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

    4.09        Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate and this Agreement, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Company as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

    4.10        Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

    4.11        Resignation. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the Chairman of the Board, or the Chief Operating Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery.

    4.12        Removal of Directors. Except as set forth in the Certificate, any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of outstanding units of Membership Interests of the Company with a majority of voting rights of Members entitled to vote for the election of such Director, cast at an annual meeting or a special meeting of Members called for that purpose. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the Members entitled to vote for the election of the Director so removed. If such Members do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section 4.13 of this Agreement.

    4.13        Vacancies and Newly Created Director Positions. Except as set forth in the Certificate, if any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created Director positions may be filled by a majority vote of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy or a newly created Director position shall hold office until his successor has been elected and qualified or until his earlier death, resignation or removal. Any such vacancy or newly created Director position may also be filled at any time by vote of the Members.

    4.14        Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his services as such shall be fixed from time to time by resolution of the Board of Directors.

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    4.15        Reliance on Accounts and Reports, etc. A member of the Board of Directors, or a member of any Committee designated by the Board of Directors, shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or Committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including without limitation independent certified public accountants and appraisers.

ARTICLE V

EXECUTIVE COMMITTEE AND OTHER COMMITTEES

    5.01        How Constituted. The Board of Directors may designate one or more Committees, including an Executive Committee, each such Committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any such Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. In addition, unless the Board of Directors has so designated an alternate member of such Committee, in the absence or disqualification of a member of such Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Thereafter, members (and alternate members, if any) of each such Committee may be designated at the annual meeting of the Board of Directors. Any such Committee may be abolished or redesignated from time to time by the Board of Directors. Each member (and each alternate member) of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his successor shall have been designated or until he shall cease to be a Director, or until his earlier death, resignation or removal.

    5.02        Powers. Each Committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution of the Board, provided, that neither the Executive Committee nor any such other Committee shall have the power or authority to:

(i)	approve or adopt, or recommend to the Members, any action or matter expressly required by the Act to be submitted to Members for approval,

(ii)	adopt, amend or repeal any of this Agreement;

(iii)	authorize distributions;

(iv)	fill vacancies on the Board of Directors or on any of its committees;

(v)	approve a plan of merger not requiring Member approval;

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(vi)	authorize or approve reacquisition of Membership Units except according to a formula or method prescribed by the Board of Directors; or

(vii)	authorize or approve the issuance or sale or contract for sale of units, or determine the designation or relative rights, preferences and limitations of a class or series of units, except that the Board of Directors may authorize a committee (or a senior executive officer of the Company) to do so within limits specifically prescribed by the Board of Directors.

    5.03        Quorum; Voting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of such Committee.

    5.04        Action without a Meeting. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee.

    5.05        Regulations; Manner of Acting. Each such Committee may fix its own rules of procedure and may meet at such place (within or without the State of _________________), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceeding. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

    5.06        Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

    5.07        Resignation. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman of the Board or the Chief Operating Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery.

    5.08        Removal. Any member (any alternate member) of any Committee may be removed at any time, with or without cause, by resolution adopted by the Board of Directors.

    5.09        Vacancies. If any vacancy shall occur in any Committee, by reason of death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors or the remaining members of the Committee as provided in Section 5.01 hereof.

ARTICLE VI

OFFICERS

    6.01        Authority. The Board of Directors shall have the power and authority to delegate to one or more other persons powers to manage or control the business and affairs of the Company, including without limitation the power to delegate to agents and employees of the Company or to delegate by agreement to other persons. By accepting their election to the Board of Directors, each of the Directors shall be deemed to have delegated various powers and authority to the officers of the Company set forth herein and to such other officers as they may elect or appoint (or as appointed by other officers pursuant to delegated authority to do so).

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    6.02        Titles. The officers of the Company shall be chosen by the Board of Directors and shall be a Chief Operating Officer and any other officers the Board of Directors appoint as described below. The Board of Directors may also elect a Chairman of the Board. Any number of offices may be held by the same person. No officer need be a Director of the Company.

    6.03        Election. Unless otherwise determined by the Board of Directors, the officers of the Company shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his successor has been elected and qualified, or until his earlier death, resignation or removal.

     6.04        Compensation. The compensation of all officers of the Company, if any, shall be fixed by the Board of Directors.

    6.05        Removal and Resignation; Vacancies. Any officer may be removed with or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

    6.06        Authority and Duties. The officers of the Company shall have such authority and shall exercise such powers and perform such duties as may be specified in this Agreement, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

    6.07        The Chairman of the Board. The Chairman of the Board, if one is appointed by the Board of Directors, shall preside at all meetings of the Members and Directors. He shall also perform all duties and exercise all powers usually pertaining to the office of a Chairman of the Board of a corporation. The Chairman of the Board shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

    6.08        The Chief Operating Officer. Subject to the direction of the Board of Directors, the Chief Operating Officer shall perform all duties and exercise all powers usually pertaining to the office of a President of a corporation. In the absence of the Chairman of the Board, the Chief Operating Officer shall preside at all meetings of the Members and Directors. The Chief Operating Officer shall have general supervision and management of the business policy of the Company. He shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company and conveyances of real estate and other documents and instruments to which the seal of the Company is affixed. He shall have the authority to cause the employment or appointment of such employees and agents of the Company as the conduct of the business of the Company may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the Board of Directors. The Chief Operating Officer shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

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    6.09        Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him, with or without cause.

    6.10        Notice of Employment and Removal of Officers. Absent a written agreement signed by a duly authorized officer of the Company to the contrary, all employment with the Company, including any employment of officers, is “at will.” Election to an office does not itself constitute employment with the Company and does not change the nature of any employment. The employment of officers, like that of all other employees and/or services of officers, may be terminated at any time, with or without cause, and without further obligation.

     6.11        Security. The Board of Directors may direct that the Company secure the fidelity of any or all of its officers or agents by bond or otherwise.

ARTICLE VII

MEMBERS

    7.01        Names and Addresses of Members. The names and addresses of the Members as of the Effective Date and the number of units they own are as set forth on Exhibit A of this Agreement. Additional Members may be added subsequent to the Effective Date in accordance with the terms and conditions of this Agreement.

     7.02        Limitation of Liability. Each Member's liability shall be limited as set forth in this Agreement, the Act and other applicable law.

    7.03        Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his respective Capital Contributions and any obligation of the Member under Section 9.01 or 9.02 to make Capital Contributions, except as provided herein by separate written agreement or instrument, or as otherwise required by law.

    7.04        Sale of Assets; Mergers, Consolidations.

    (a)               As a condition to any merger or consolidation of the Company or the sale, lease or exchange of substantially all of the Company’s property and assets, the Board of Directors of the Company shall first adopt a resolution approving the proposed transaction and declaring its advisability. Further, the above transaction shall be submitted to the Members at an annual or special meeting for the purpose of acting on the transaction. Due notice of the time, place and purpose of the meeting together with a copy of the agreement relating to such merger or consolidation or such sale, lease or exchange of substantially all of the Company’s assets, should be mailed to each Member or Economic Interest Owner, whether voting or non-voting, at the Member’s or Economic Interest Owner’s address as it appears on the records of the Company at least five (5) days prior to the date of the meeting. At the meeting, the transaction shall be considered and a vote taken for its approval or rejection. The transaction must be approved by a Majority Interest of the Members entitled to vote thereon.

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    (b)               Notwithstanding the requirements of subsection (a) of this section, unless required by the Certificate, no vote of Members shall be necessary to approve a merger if (i) the Company survives the merger, (ii) the agreement of merger does not amend in any respect, this Agreement, (iii) each unit of Membership Interest of the Company outstanding immediately prior to the effective date of the merger is to be in an identical outstanding or treasury unit of the surviving entity after the effective date of the merger, and (iv) either no Membership Interest and no equity interest are to be issued or delivered under the plan of merger, or the authorized unissued units or the treasury Common Units of the Company to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any equity interest to be issued or delivered under such plan do not exceed twenty percent (20%) of the Common Units of the Company immediately prior to the effective date of the merger.

    7.05        Priority and Return of Capital. Except as may be expressly provided in or pursuant to this Agreement, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

    7.06        Annual Meeting. The annual meeting of the Members of the Company for the election of Directors and for the transaction of such other business as may properly come before such meeting shall be held at such place, either within or without the State of _________________, at 9:00 A.M. on the second ___________ of each _______________of each year (or, if such day is a legal holiday, then on the next succeeding business day), or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

    7.07        Special Meetings. Special meetings of the Members may be called at any time by the Chairman of the Board (or, in the event of his absence or disability, by the Chief Operating Officer), or by the Board of Directors. A special meeting shall be called by the Chairman of the Board (or, in the event of his absence or disability, by the Chief Operating Officer), immediately upon receipt of a written request therefor by Members holding in the aggregate not less than 10% of the outstanding units of the Company at the time entitled to vote at any meeting of the Members. If such officers or the Board of Directors shall fail to call such meeting within 20 days after receipt of such request, any Member executing such request may call such meeting. Any such special meeting of the Members shall be held at such place, within or without the State of __________________, as shall be specified in the notice or waiver of notice thereof.

    7.08        Notice of Meetings; Waiver. The Chief Operating Officer shall cause written notice of the place, date and hour of each meeting of the Members, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than 60 days before the date of the meeting, to each Member of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a Member when deposited in the United States mail, postage prepaid, directed to the Member at his address as it appears on the record of Members of the Company, or, if he shall have filed with the Chief Operating Officer a written request that notices to him be mailed to some other address, then directed to him at such other address. Such further notice shall be given as may be required by law.

        Whenever notice is required to be given to Members hereunder, a written waiver, signed by a Member, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

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    7.09        Quorum. Except as otherwise required by law or by the Certificate, the presence in person or by proxy of the holders of record of a majority of the units of Membership Interests entitled to vote at a meeting of Members shall constitute a quorum for the transaction of business at such meeting.

    7.10        Voting. Except as set forth in this Agreement, if, pursuant to Section 8.05 of this Agreement, a record date has been fixed, every holder of record of units of Membership Interests entitled to vote at a meeting of Members shall be entitled to one vote for each unit of Membership Interest outstanding in his name on the books of the Company at the close of business on such record date. If no record date has been fixed, then every holder of record of units of Membership Interests entitled to vote at a meeting of Members shall be entitled to one vote for each unit standing in his name on the books of the Company at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law or by the Certificate, the vote of a majority of the units of Membership Interests represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

    7.11        Voting by Ballot. No vote of the Members need be taken by written ballot or conducted by inspectors of election, unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.

    7.12        Adjournment. If a quorum is not present at any meeting of the Members, the Members present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the Members of the Company need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 8.05 of this Agreement, a notice of the adjourned meeting, conforming to the requirements of Section 7.08 hereof, shall be given to each Member of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

    7.13        Proxies. Any Member entitled to vote at any meeting of the Members or to express consent to or dissent from corporate action without a meeting may, by a written instrument signed by such Member or his attorney-in-fact, authorize another person or persons to vote at any such meeting and express such consent or dissent for him by proxy. No such proxy shall be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the Member executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A Member may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Chief Operating Officer .

    7.14        Organization; Procedure. At every meeting of Members the presiding officer shall be the Chairman of the Board or, in the event of his absence or disability, the Chief Operating Officer or, in the event of his absence or disability, a presiding officer chosen by a majority of the Members present in person or by proxy. The Chief Operating Officer or an appointee of the presiding officer shall act as secretary of the meeting. The order of business and all other matters of procedure at every meeting of Members may be determined by such presiding officer.

    7.15        Consent of Members in Lieu of Meeting. Whenever the vote of the Members at a meeting thereof is required or permitted to be taken for or in connection with any action, such action may be taken without a meeting, without prior notice and without a vote of Members, if the holders of outstanding units of voting Membership Interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all units of Membership Interests entitled to vote thereon were present and voted shall consent in writing to such corporate action being taken. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those Members who have not so consented in writing.

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    7.16        Telephonic Meetings Permitted. The Members may permit any or all Members to participate in an annual, regular or special meeting by, or conduct such meeting through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE VIII

MEMBERSHIP INTEREST

    8.01        Certificates of Units, Uncertificated Units. The Membership Interests of the Company shall be represented by unit certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of Membership Interests of the Company shall be uncertificated units. Any such resolution shall not apply to units represented by a certificate until each certificate is surrendered to the Company. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of units of Membership Interests or Economic Interests in the Company represented by certificates and upon request every holder of uncertificated units of Membership Interests or Economic Interests shall be entitled to have a certificate signed by, or in the name of the Company, by the Chairman of the Board, or Chief Operating Officer, representing the number of units of Membership Interests or Economic Interests registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate and this Agreement.

    8.02        Signatures; Facsimile. All of such signatures on the certificate may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    8.03        Lost, Stolen or Destroyed Certificates. The Chief Operating Officer of the Company may cause a new certificate of units of Membership Interests or Economic Interests or uncertificated units of Membership Interests or Economic Interests to be issued in place of any certificate therefor issued by the Company, alleged to have been lost, stolen or destroyed, upon delivery to the Chief Operating Officer of an affidavit of the owner or owners of such certificate, or his or their legal representative setting forth such allegation. The Chief Operating Officer may require the owner or owners of such lost, stolen or destroyed certificate, or his or their legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate or uncertificated units.

    8.04        Transfer of Units. Upon surrender to the Company or the transfer agent of the Company of a certificate for units of Membership Interests or Economic Interests, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Company shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated units of Membership Interests or Economic Interests, the Company shall send to the registered owner thereof a written notice containing the information normally required to be set forth or stated on certificates. Subject to the provisions of the Certificate and this Agreement, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of units of Membership Interests or Economic Interests of the Company.

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    8.05        Record Date. In order to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of units of Membership Interests or Economic Interests or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    8.06        Registered Members. Prior to due surrender of a certificate for registration of transfer, the Company may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the units of Membership Interests or Economic Interests represented by such certificate, and the Company shall not be bound to recognize any equitable or legal claim to or interest in such units of Membership Interests or Economic Interests on the part of any other person, whether or not the Company shall have notice of such claim or interest. Whenever any transfer of units of Membership Interests or Economic Interests shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Company for transfer or uncertificated units of Membership Interests or Economic Interests are requested to be transferred, both the transferor and transferee request the Company to do so.

    8.07        Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and registrars, and may require all certificates representing units of Membership Interests or Economic Interests to bear the signature of any such transfer agents or registrars.

    8.08        Restrictive Endorsements. Each certificate representing units of Membership Interests or Economic Interests now or hereafter held by a Member or Economic Interest Owner or delivered in substitution or exchange for any of the foregoing certificates shall be stamped with legends in substantially the following form:

    (a)               “The units represented by this Certificate are subject to an Amended and Restated Operating Agreement dated as of _______________, 2005, a copy of which is on file at the offices of the Company and will be furnished by the Company to the holder hereof upon written request. Such Operating Agreement provides, among other things, for the granting of certain restrictions on the sale, transfer, pledge, hypothecation or other disposition of the units represented by this Certificate. By acceptance of this Certificate, each holder hereof agrees to be bound by the provisions of such Operating Agreement. The Company reserves the rights to refuse to transfer the units represented by this Certificate unless and until the conditions to transfer set forth in such Operating Agreement have been fulfilled”; and

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    (b)               “The securities represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the “'33 Act”), or under any state securities or ‘Blue Sky’ laws. Said securities may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, unless and until registered under the Act and the rules and regulations thereunder and all applicable state securities or ‘Blue Sky’ laws or exempted therefrom under the Act and all applicable state securities or ‘Blue Sky’ laws.”

        Each Member and Economic Interest Owner agrees that he, she or it will deliver all certificates for units of Membership Interests or Economic Interests owned by him, her or it to the Company for the purpose of affixing such legends thereto.

ARTICLE IX

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

     9.01        Members' Capital Contributions. Each existing Member has made such Capital Contributions for such number of units as are set forth on Exhibit A attached hereto.

    9.02        Additional Contributions. Except as referenced in Section 9.01, no Member shall be required to make any Capital Contributions. To the extent approved by the Board of Directors, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Board of Directors determines that such additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including without limitation, expansion or diversification). In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with their Common Units on an As Converted Basis.

    9.03        Capital Accounts.

    (a)               A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property or services contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Profits and Net Losses; and (4) allocations to such Member of income described in Section 705(a)(1)(B) of the Code. Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; and (4) allocations to the account of such Member of Company loss and deduction as set forth in such Regulations, taking into account adjustments to reflect book value.

    (b)               If a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company occurs, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

    (c)               The manner in which Capital Accounts are to be maintained pursuant to this Section 9.03 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 9.03 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 9.03, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

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    (d)               Upon liquidation of the Company (or any Member’s Membership Interest or Economic Interest Owner’s Economic Interest), liquidating distributions will be made pro rata in accordance with the number of Common Units of the Members and Economic Interest Owners. Liquidation proceeds will be paid within sixty (60) days of the end of the taxable year of liquidation (or, if later, within one hundred twenty (120) days after the date of the liquidation.) The Company may offset damages for breach of this Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

    9.04        Withdrawal or Reduction of Members’ Contributions to Capital. A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

ARTICLE X

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

    10.01        Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each fiscal year will be allocated pro rata in accordance with the number of units of Common Units owned by each Member or Economic Interest Owner.

     10.02        Special Allocations to Capital Accounts. Notwithstanding Section 10.01 hereof:

    (a)               No allocations of loss, deduction and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction and/or Code Section 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Accounts of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section10.01.

    (b)               If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4),(5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate (to the extent required by the Treasury Regulations) the Deficit Capital Account so created as quickly as possible. This Section 10.02(b) is intended to be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

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    (c)               If any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and such Member’s unit of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

    (d)               Notwithstanding any other provision of this Section 10.02, if there is a net decrease in the Company’s minimum gain (as defined in Treasury Regulation Section 1.704-2(d)) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s unit of the net decrease in the Company’s minimum gain. This Section 10.02(d) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Members may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

    (e)               Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as Member nonrecourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

    (f)               Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for such period.

    (g)               In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(i)(iv) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

    (h)               Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within five (5) years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Member shall be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

    (i)               In the case of any distribution by the Company to a Member or Economic Interest Owner, such Member or Economic Interest Owner shall be treated as recognizing gain in an amount equal to the lesser of:

17

(i)	the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Member’s Membership Interest or Economic Interest Owner’s Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(ii)	the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Member or Economic Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under Section 704(c)(1)(B) of the Code if all property which (A) had been contributed to the Company within five (5) years of the distribution, and (B) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Economic Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then such property shall not be taken into account under this Section 10.02(i) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

    (j)               In connection with a Capital Contribution of money or other property (other than a deminimis amount) by a new or existing Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property (other than a deminimis amount) by the Company to a retiring Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). If under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be united among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ units of tax items under Section 704(c) of the Code.

    (k)               All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

    (l)               Any credit or charge to the Capital Accounts of the Members pursuant to Section10.02 (b), (c), and/or (d) hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 10.01, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 10.01 and 10.02 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article if the special allocations required by Sections 10.02 (b), (c), and/or (d) hereof had not occurred.

    10.03        Distributions.

    (a)               Except as otherwise provided herein, all distributions of cash or other property shall be made to the Members pro rata in proportion to the respective Common Units of the Members on the record date of such distribution. Except as provided in this Section 10.03 or in Section 10.04, all distributions of Distributable Cash and property shall be made at such time as determined by the Board of Directors. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 10.03.

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    10.04        Limitation Upon Distributions. No distribution shall be declared and paid if, after giving effect to the distribution, (i) the Company would be unable to pay its debts as they become due, or (ii) the assets of the Company would be less than the sum of its liabilities, except liabilities to Members on account of their contributions plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of holders of other Membership Interests or Economic Interests upon dissolution which are superior to the rights of the Member receiving the distribution.

    10.05        Accounting Principles. The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

    10.06        Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

    10.07        Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

     10.08        Accounting Period. The Company's accounting period shall be the Company's Fiscal Year.

    10.09        Records and Reports. At the expense of the Company, the Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known business, residence, or mailing address of each Member and Economic Interest Owner, both past and present;

(b) A copy of the Certificate of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years; and

    (d)               Copies of the Company’s currently effective written Agreement and all amendments thereto, copies of any operating agreements of the Company no longer in effect, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three (3) most recent years.

    10.10        Returns and Other Elections. The Board of Directors shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made as determined by the Board of Directors.

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    10.11        Tax Matters Partner. A Member chosen by the Board of Directors shall be designated as the tax matters partner as defined in §6231 of the Code. Such Member shall have such duties, rights and obligations as are assigned to or imposed upon the tax matters partner by or under the Code.

ARTICLE XI

TRANSFERABILITY AND OTHER RIGHTS
REGARDING TRANSFERS OF UNITS

    11.01        General. Except as otherwise specifically approved by the Board of Directors, neither a Member nor an Economic Interest Owner shall have the right to:

(a) sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer for consideration, (collectively, “sell”),

(b) gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of its Membership Interest or Economic Interest.

ARTICLE XII

ADDITIONAL MEMBERS

        From the date of the formation of the Company, any Person or Entity acceptable to the Board of Directors may become a Member in this Company by the issuance by the Company of Membership Interests for such consideration as the Board of Directors shall determine. Each new Member must execute a counterpart or joinder to this Agreement. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Board of Directors may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XIII

DISSOLUTION, DISSOCIATION AND TERMINATION

    13.01        Dissolution.

(a) The Company shall be dissolved only upon the vote of a Majority Interest of the Members entitled to vote.

    (b)               As soon as possible following the occurrence of any of the events specified in this Section 13.01 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a Certificate of Dissolution in such form as shall be prescribed by the _______________ Secretary of State and file same with the ______________________ Secretary of State’s office.

    (c)               If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling his estate or administering his property.

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    (d)               Except as expressly permitted in this Agreement, a Member shall not voluntarily resign or take any other voluntary action which directly causes a Withdrawal Event. Unless otherwise approved by the Board of Directors, a Member who resigns (a “Resigning Member”) or whose Membership Interest is otherwise terminated by virtue of a Withdrawal Event, regardless of whether such Withdrawal Event was the result of a voluntary act by such Member, shall not be entitled to receive any distributions to which such Member would not have been entitled had such Member remained a Member. Except as otherwise expressly provided herein, a Resigning Member shall become an Economic Interest Owner. Damages for breach of this Section 13.01(d) shall be monetary damages only (and not specific performance), and such damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

    13.02        Effect of Filing of Dissolving Statement. Upon the filing by the ______________________ Secretary of State of a Certificate of Dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up and liquidation of its business, but its separate existence shall continue.

    13.03        Winding Up, Liquidation and Distribution of Assets.

    (a)               Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The officers or other designee of the Board of Directors shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the officers or other designee of the Board of Directors shall:

(i)	Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board of Directors may determine to distribute any assets to the Members in kind),

(ii)	Allocate any profit or loss resulting from such sales to the Members’ and Economic Interest Owners’ Capital Accounts in accordance with Article X hereof,

(iii)	Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company),

(iv)	Distribute the remaining assets in the following order:

(A)	If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or other reasonable means established by the Board of Directors. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of Article IX and Section 9.03 of this Agreement to reflect such deemed sale.

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(B)	The assets of the Company shall be distributed to the Members, either in cash or in kind, as determined by the Board of Directors, with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Section 13.03(b)(i). Distributions shall be done pro rata on the basis of Common Units held by each Member or Economic Interest Owner.

    (c)               Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

    (e)               The Members, the Board of Directors and the officers of the Company shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

    13.04        Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member or Economic Interest Owner shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members or Economic Interest Owners, such Member or Members or Economic Interest Owner shall have no recourse against any other Member.

ARTICLE XIV

INDEMNIFICATION

        The Company shall indemnify the Directors and make advances for expenses to the maximum extent permitted under the Act.

ARTICLE XV

OTHER OPERATIONAL MATTERS

    15.01        Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the officers in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. Such books and records shall be maintained as provided in Section 10.09. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners or their duly authorized representatives during reasonable business hours.

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    15.02        Execution of Instruments. The Board of Directors may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Company. Any such authorization may be general or limited to specific contracts or instruments.

    15.03        Company Indebtedness. No loan shall be contracted on behalf of the Company, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Company from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Company issued for such loans shall be made, executed and delivered as the Board of Directors shall authorize. When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or goodwill of the Company, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Company, and of any interest thereon, by instruments executed and delivered in the name of the Company.

    15.04        Deposits. Any funds of the Company may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors or the Chief Operating Officer, or by such officers or agents as may be authorized by the Board of Directors or the Chief Operating Officer to make such determination.

    15.05        Checks. All checks or demands for money and notes of the Company shall be signed by such officer or officers or such agent or agents of the Company, and in such manner, as the Board of Directors or the Chief Operating Officer from time to time may determine.

    15.06        Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors, the Chief Operating Officer may sell, transfer, endorse, and assign any shares of stock, units, bonds or other securities owned by or held in the name of the Company, and may make, execute and deliver in the name of the Company, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

    15.07        Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chief Operating Officer shall have full power and authority on behalf of the Company to attend any meeting of stockholders of any corporation in which the Company may hold stock, or any meeting of the owners of any other form of business and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock or other ownership interest. Such officers acting on behalf of the Company shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation or other business entity without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

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ARTICLE XVI

MISCELLANEOUS PROVISIONS

    16.01        Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

     16.02        Application of Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of _______________, and specifically the Act.

    16.03        Waiver of Action for Partition. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

    16.04        Amendments. This Agreement may not be amended except by a vote of a Majority Interest of the Members entitled to vote following the recommendation of the Board of Directors in favor of the amendment or a decision of the Board of Directors to submit the same to the Members without a recommendation.

    16.05        Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

    16.06        Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

    16.07        Headings; Table of Contents. The headings and table of contents in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

    16.08        Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

    16.09        Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

    16.10        Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

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    16.11        Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

    16.12        No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor or other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company.

    16.13        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    16.14        Books and Records. Except to the extent otherwise required by law, the books and records of the Company shall be kept at such place or places within or without the State of Mississippi as may be determined from time to time by the Board of Directors.

    16.15        Investment Representations. Each Member and Economic Interest Owner, if any, understand (1) that the Membership Interests and Economic Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, or any other state securities law (collectively, the “Securities Acts”) because the Company is issuing these Membership Interests and Economic Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering, (2) that the Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member or Economic Interest Owner for investment, and (3) that exemption from registrations under the Securities Acts would not be available if the Membership Interests and Economic Interests were acquired by a Member or Economic Interest Owner with a view to distribution.

        Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that such Member and Economic Interest Owner is acquiring the Membership Interests and Economic Interests for such own Member’s and Economic Interest Owner’s account, for investment and not with a view to the resale or distribution thereof. Each Member and Economic Interest Owner agrees not to transfer, sell or offer for sale any portion of the Membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under the Securities Acts or unless the holder of Membership Interests or Economic Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under the Securities Acts and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Membership Interests or Economic Interests or to assist such Member or Economic Interest Owner in complying with any exemption from registration under the Securities Acts if such Member or Economic Interest Owner should, at a later date, wish to dispose of the Membership Interest or Economic Interest. Furthermore, each Member or Economic Interest Owner realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member or Economic Interest Owner is not an “affiliate” of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by such Member or Economic Interest Owner for at least two (2) years.

        Prior to acquiring the Membership Interests and Economic Interests, each Member and Economic Interest Owner has made an investigation of the Company and its business and has had available to each such Member and Economic Interest Owner all information with respect thereto which such Member needed to make an informed decision to acquire the Membership Interest or Economic Interest. Each Member and Economic Interest Owner considers himself or itself to be a person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member’s or Economic Interest Owner’s investment in the Membership Interest or Economic Interest.

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        16.16        Binding Arbitration.The Company, Members and Economic Interest Owners agree that any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or this arbitration provision shall be exclusively and finally resolved by arbitration by a single arbitrator in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration proceeding shall be conducted at the Company’s headquarters in _________________________, and shall afford the parties with opportunities to present and rebut evidence relating to the applicable issues. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. No party to the arbitration shall appeal to any court an order of the arbitrator. The arbitrator may allocate among the parties to the arbitration the costs, fees and other expenses (including but not limited to attorneys’ fees and expenses) relating to an arbitration in any manner that the arbitrator shall determine to be appropriate in his absolute discretion.

        16.17        Waiver of Appraisal Rights. No Member or Economic Interest Owner is entitled to appraisal rights as to any Membership Interest or Economic Interest.

        16.18        Limited Liability Company Agreement. This Agreement, although styled as an "Operating Agreement" shall constitute the Company's "limited liability company agreement" under the Act.

        16.19        Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supercedes all other prior and contemporaneous agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

* * *

[Signatures on following page.]

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        WITNESS our execution of this Agreement as of the Effective Date.

Operating Agreement Signature Page

27

Exhibit A

Common
	Capital	Membership
Name	Contribution	Units

SCHEDULE "3"

HILLANDALE GROUP VALUES
(000)

FACILITY	BIRDS	HOUSES & EQUIPMENT	PLANT & EQUIPMENT	MANURE SHED, GARAGE & EQUIPMENT, OFFICES, HOUSE	FEED MILL	ROADS	LAND VALUE	ACRES OF LAND	TOTAL VALUE
ALABAMA	707	$ 4,851	$ 759	$-0-	$-0-	$ 440	$ 804	402	$ 6,854

QUINCY	848	$ 6,544	$ 650	$-0-	$-0-	$-0-	$ 640	320	$ 7,834

MASCOTTE	652	$ 5,054	$ 550	$-0-	$-0-	$-0-	$ 1,200	240	$ 6,804

CANOE CREEK	655	$ 3,277	$ 750	$-0-	$-0-	$-0-	$ 200	40	$ 4,227

LAKE CITY	1,018	$ 6,413	$ 1,274	$ 420	$-0-	$-0-	$ 896	448	$ 9,003

BUSHNELL	1,312	$ 8,712	$ 2,340	$ 135	$-0-	$-0-	$ 1,116	208	$ 12,303

HILLANDALE	351	$ 2,827	$ 337	$-0-	$-0-	$-0-	$ 100	40	$ 3,264
LLC (SHOWN AT
1/2 INTEREST)

HATCHERY/	-0-	$-0-	$ 1,113	$-0-	$-0-	$-0-	$-0-	-0-	$ 1,113
CALLAHAN

HERNANDO	-0-	$-0-	$ 473	$-0-	$-0-	$-0-	$-0-	-0-	$ 473

MONIAC	-0-	$ 375	$-0-	$-0-	$-0-	$-0-	$ 100	100	$ 475

WELLBORN	-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	-0-	$-0-
FEED MILL

BUSHNELL	-0-	$-0-	$-0-	$-0-	$ 660	$-0-	$-0-	20	$ 660
FEED MILL

ALABAMA	-0-	$-0-	$-0-	$-0-	$ 550	$-0-	$-0-	-0-	$ 550
FEED MILL

TRANSPORTATION	-0-	$-0-	$ 2,750	$-0-	$-0-	$-0-	$-0-	-0-	$ 2,750
EQUIPMENT

OFFICE	-0-	$-0-	$ 100	$-0-	$-0-	$-0-	$-0-	-0-	$ 100
EQUIPMENT	______	_______	________	_______	_______	_______	_______	_______	_______

TOTAL	5,543	$ 38,053	$ 11,096	$ 555	$ 1,210	$ 440	$ 5,056	1,818	$ 56,410

(1)	Birds column has no significance except as a point of reference to know the numbers of birds at each facility as of a certain date.

(2)	Miscellaneous equipment and spare parts are included in values.

(3)	The Alabama, Hatchery/Callahan and Hernando real property is leased not owned. The Alabama and Hernando leases are subordinated to mortgages to AmSouth and Farm Credit of Central Florida, respectively.